SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549



Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934



Date of Report (date of earliest event reported):  April 17, 2000



Mallon Resources Corporation
(exact name of registrant as specified in its charter)


    Colorado                       0-17267              84-1095959
(State or other                  (Commission          (I.R.S. Employer
jurisdiction                     File Number)         Identification No.)
of incorporation)



999 18th Street, Suite 1700, Denver, Colorado                80202
(address of principal executive offices)                   (zip code)



Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated April 17, 2000, the text of which follows:

    Denver, Colorado -- Mallon Resources Corporation (Nasdaq: "MLRC") today reported that the Government of Costa Rica has issued a Resolution, signed by the President of the country and its Minister of the Environment, by which Mallon has been awarded a concession to explore for oil and natural gas on approximately 2.3 million acres in the northeast quadrant of Costa Rica. The concession acreage is contained in six large contiguous onshore acreage blocks. Mallon must complete an environmental assessment of its proposed operations within the next four months, and expects to sign final contracts thereafter.

    George O. Mallon, Jr., Chairman, said, "We are pleased to have been awarded this important concession. We have enjoyed a close working relationship with Costa Rica for many years, during which we have developed a considerable data base and working knowledge of the country's geology and hydrocarbon potential. This concession creates an attractive opportunity for our company. The vast concession acreage covers approximately 60% of the entire San Carlos and Limon North Basins, where we have access to existing good quality seismic data available from the government. During the course of the bidding process, we identified several target structures at modest depths, which we believe can be drilled without requiring additional seismic delineation. Our first drilling will likely be on a large structure that has 1,500 feet of relief. With attractive targets and Costa Rica's long history of political stability, we are confident that Mallon will be able to find industry partners to join us in our exploration efforts."

    Mr. Mallon continued, "We believe that our concession area contains all the necessary elements of a successful exploration play - source rock, reservoir rock, traps, and seals. Our concession overlies two known source rocks, one of which is time equivalent to the source rock found in the great Venezuelan fields and displays similar high organic values. We also believe that our reservoir rock is part of an extensive carbonate reef system. The structures we have identified are characterized by broad structural closures, fault closures and stratigraphic traps. Active oil seeps also exist on our concession acreage, and one of the seeps is in close proximity to the targets we have already identified. In addition, a nearby stratigraphic test contained live oil, giving us encouragement for finding economic hydrocarbons."

    The Costa Rican concession will be subject to a royalty schedule and work program. The royalty payable to the Government will range from 1% to 15%, depending on daily production. The minimum rate of 1% will apply to daily production of 20 barrels or less. The maximum rate of 15% will apply to daily production of 1,001 barrels or more. The work program will require the expenditure of $8.8 million (including the drilling of six wells) over a three-year period, with a possible extension of three more years. In the event of a commercial discovery, Mallon will have a production period of 20 years plus any unused exploration period years.

    Mr. Mallon concluded, "We are very grateful that the people and Government of Costa Rica have entrusted us with this important opportunity. Working together with Minister Elizabeth Odio Benito and Costa Rica's Direccion General de Hidrocarburos, we will be taking the important first steps toward President Miguel Angel Rodriguez's goal of establishing Costa Rica's energy independence."

    The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic and engineering interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly affect Mallon's operations. These and other risk factors that affect Mallon's business are discussed in Mallon's Annual Report.

    Mallon Resources Corporation is a Denver-based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on Nasdaq under the symbol "MLRC."

                                   Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Mallon Resources Corporation



April 18, 2000                     By: __/s/ Roy K. Ross_____________________
                                        Roy K. Ross, Executive Vice President